November 1, 2004

VitroTech Corporation
5 Hutton Centre Drive, Suite 700
Santa Ana, CA 92707

ATTENTION: MR. GLENN EASTERBROOK,
           CHIEF EXECUTIVE OFFICER

Dear Mr. Easterbrook:

      The following letter sets forth basic business terms and conditions under which 1568931 Ontario Ltd., ("Lender") would be willing to temporarily waive certain conditions contained in the letter agreement dated September 29, 2004 pursuant to which Lender agreed to establish a $3,000,000 credit facility (hereinafter, said letter of intent along with the definitive agreements to be executed, collectively referred to as the "Credit Facility") (the terms of which are incorporated herein by this reference) between VitroTech Corporation and VitroCo., Inc. in their respective capacities (collectively referred to as "VROT") and Lender. This letter of intent is intended to be binding and shall be subject to the conditions precedent contained herein and further subject to the parties entering into final agreements in form and content satisfactory to Lender in its sole and exclusive discretion.

      This Letter of Intent is being entered into relative to the following facts:

      A. Pursuant to the terms of the Credit Facility, VROT's right to draw against the Credit Facility and Lender's obligation to fund any such draw is subject to VROT's meeting conditions contained within the Credit Facility.

      B. On September 29, 2004, VROT requested Lender to advance the sum of $850,000.00 plus loan fees and costs notwithstanding the fact that VROT did not meet said conditions at the time of its request. Without waiving its rights under the terms of the Credit Facility, Lender advanced the amount requested by VROT.


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November 1, 2004
VitroTech Corporation
Glenn Easterbrook
Page two

      C. VROT has advised Lender of its desire to make an additional draw in the amount of $250,000.00 against the Credit Facility and has requested Lender to advance said sum notwithstanding the fact the VROT has not met the terms and conditions entitling it to request a draw against the Credit Facility and Lender is under no obligation, pursuant to the terms of the Credit Facility to fund such a draw.

      D. Subject to the terms and conditions contained herein and without waiving or modifying the terms and conditions of the Credit Facility, Lender has agreed to advance an additional $250,000.00 under said Credit Facility.

      Accordingly, in consideration of the foregoing and as an inducement to Lender to advance said additional funds, it is agreed as follows:

      1. Within seven (7) days of execution of this Letter of Intent, VROT shall enter into a services agreement with an IR/PR firm acceptable to Lender as contained in the Phil Baker Term Sheet.

      2. Relative to any warrants, stock purchase agreements, convertible debt, options or similar rights issued by VROT to Lender, Howie Fialkov and/or any Fialkov related entities (collectively the "Fialkov Related Entities") arising in relation to funds advanced by such parties to VROT since September 1, 2004, VROT agrees to "ratchet down" all purchase, conversion and/or any other rights contained within said warrants, purchase agreements etc. so that said purchase, conversation and/or other rights shall at all times be as good or better than any similar rights issued or granted by VROT to any third party at any time throughout the term of the Credit Facility. By way of example, in the event that VROT issues warrants and/or shares to a third party with a stock purchase price of $0.15 per share, the stock purchase price in any warrants and/or shares issued to the Fialkov Related Entities (or any of them) which provide for a purchase price in excess of $0.15 per share shall be "ratcheted down" to $0.15 per share.

      3. In further consideration of Lender's agreement to advance the additional $250,000.00, VROT agrees to issue to the Lender two million (2,000,000) shares of common stock at no cost to the Lender. Said shares will be subject to a Registration Agreement providing Lender with first priority with regard to registration of any and all shares being registered by VROT.

      4. VROT will not enter into any agreements outside the ordinary course of its business (as defined in the Credit Facility), including, but not limited to any settlement agreements, without the prior written consent of the Lender.


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November 1, 2004
VitroTech Corporation
Glenn Easterbrook
Page three


      5. Glenn Easterbrook will remain in the position of sole Chief Executive Officer of VitroTech for a minimum additional period of six months following the expiration of his current 90 day commitment.

      6. VROT agrees to execute any and all additional documents required by Lender necessary to carry out the terms, intent and conditions of this Letter Agreement.

      Notwithstanding anything to the contrary, nothing herein shall be construed as a modification to the Credit Facility or a waiver of any rights which Lender may have or a release or modification of any obligation which VROT may have. Lender reserves the right to restructure the terms of this Letter Agreement provided that such restructuring does no negatively affect VROT's financial condition.

      Please signify your agreement with the foregoing by signing in the space below.

FOREGOING CONSENTED AND AGREED TO:

VitroTech Corporation


By:_______________________________
   Name:  Glenn Easterbrook
   Title: Chief Executive Officer

VitroCo., Inc.


By:_______________________________
   Name:
   Title: